Exhibit 23.1

Consent of Independent Auditors

The Board of Directors

CIBER, Inc.:

    We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 33-81320, 33-87978, 33-88048, 33-88050, 333-15091, 333-22545, 333-59015, 333-61287, 333-91969 and 333-25543) and on Form S-4 (Nos. 333-31905 and 333-69031) of CIBER, Inc. of our report dated November 2, 2001, with respect to the consolidated balance sheet of Metamor Industry Solutions, Inc. and subsidiary as of December 31, 2000, and the related consolidated statements of operations, shareholder's equity and cash flows for the six-month period ended December 31, 2000 and the six-month period ended June 30, 2000, which report appears in the current report on Form 8-K/A of CIBER, Inc. for the acquisition of Metamor Industry Solutions, Inc. and subsidiary.

                      KPMG LLP

Denver, Colorado
December 18, 2001